QuickLinks -- Click here to rapidly navigate through this document

As filed with the Securities and Exchange Commission on August 10, 2004

Registration No. 333-112285

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 4 TO
FORM S-3
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

ABGENIX, INC.
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	94-3248826 (I.R.S. Employer Identification Number)
6701 Kaiser Drive Fremont, California 94555 (510) 608-6500 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Raymond M. Withy, PhD.
Chief Executive Officer
Abgenix, Inc.
6701 Kaiser Drive
Fremont, California 94555
(510) 608-6500
(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:
Susan L. Thorner, Esq. Vice President, General Counsel and Secretary Abgenix, Inc. 6701 Kaiser Drive Fremont, California 94555 (510) 608-6500	William H. Hinman, Jr., Esq. Simpson Thacher & Bartlett LLP 3330 Hillview Avenue Palo Alto, CA 94304 (650) 251-5000

Approximate date of commencement of proposed sale to public: From time to time after the effective date of this Registration Statement.

        If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐

        If any of the securities being registered in this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box.    ☒

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.    ☐

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED AUGUST 10, 2004

PROSPECTUS

$100,000,000

Shares of Common Stock

         The shares of our common stock covered by this prospectus are deliverable upon conversion of shares of our preferred stock and/or a convertible subordinated note held by the selling stockholder. Our shares of preferred stock were initially sold to AstraZeneca UK Limited in a private placement transaction in October 2003. The initial purchaser of these privately placed securities is named in this prospectus as the selling stockholder. The selling stockholder may use this prospectus to resell from time to time shares of common stock deliverable to it upon conversion of its shares of our preferred stock and/or a convertible subordinated note that was issued in connection with the redemption by us of shares of our Series A-2 preferred stock that were held by the selling stockholder. We will not receive any of the proceeds from the resale by the selling stockholder of its shares of common stock.

         The selling stockholder may not sell (otherwise than pursuant to an exemption from registration) shares of our common stock covered by this prospectus until the registration statement, of which this prospectus forms a part, filed with the Securities and Exchange Commission is effective. The registration of the shares of our common stock that are covered by this prospectus, however, does not necessarily mean that we or the selling stockholder will act to convert the shares of preferred stock or the convertible subordinated note held by the selling stockholder into shares of our common stock or that the selling stockholder will offer or sell shares of our common stock delivered to it upon conversion of such shares of preferred stock and/or the convertible subordinated note.

         Our common stock is quoted on The Nasdaq National Market under the symbol "ABGX". The last reported sale price of our common stock on August 9, 2004 was $7.77 per share.

Investing in our common stock involves risks. Please carefully consider the "Risk Factors" beginning on page 3 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                        , 2004

TABLE OF CONTENTS

WHERE YOU CAN FIND MORE INFORMATION	ii
INCORPORATION BY REFERENCE	ii
FORWARD-LOOKING STATEMENTS	iii
PROSPECTUS SUMMARY	1
RISK FACTORS	3
USE OF PROCEEDS	23
DIVIDEND POLICY	23
DESCRIPTION OF CAPITAL STOCK	23
SELLING STOCKHOLDER	29
PLAN OF DISTRIBUTION	31
LEGAL MATTERS	32
EXPERTS	32

i

WHERE YOU CAN FIND MORE INFORMATION

        We are subject to the informational requirements of the Securities Exchange Act of 1934 (the Exchange Act), and therefore file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. Our SEC filings are available to the public over the Internet at the SEC's website at http://www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities, which are located at 450 Fifth Street, N.W., Washington, D.C. 20459, and obtain copies of our filings at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities. Our common stock is quoted on the Nasdaq National Market. You may inspect reports and other information concerning us at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006. We also have a website (www.abgenix.com) through which you may access our filings. Information contained on our website, however, is not and should not be deemed a part of this prospectus.

INCORPORATION BY REFERENCE

        We "incorporate by reference" into this prospectus some of the information that we file with the SEC, which means that we can disclose important information to you by referring you to those filings. Any information contained in future SEC filings that are incorporated by reference into this prospectus will automatically update this prospectus, and any information included directly in this prospectus updates and supersedes the information contained in past SEC filings incorporated by reference into this prospectus. The information incorporated by reference, as updated, is an important part of this prospectus. We incorporate by reference the following documents:

  •
  our annual report on Form 10-K for the year ended December 31, 2003;

  •
  our quarterly reports on Form 10-Q for the quarters ended March 31, 2004 and June 30, 2004;

  •
  our current reports on Form 8-K filed on March 17, 2004 and August 2, 2004;

  •
  the description of our common stock in our registration statement on Form 8-A filed with the SEC on May 5, 1998;

  •
  the description of our rights agreement, preferred stock and preferred stock purchase rights on Form 8-A/A filed on October 29, 2003; and

  •
  all documents that we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the completion of the resale of the shares of common stock by the selling stockholder pursuant to this prospectus.

        Any statement contained in a document incorporated or deemed to be incorporated by reference into this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document that is or is deemed to be incorporated by reference into this prospectus modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

        We will provide without charge to each person to whom a copy of this prospectus has been delivered, upon the written or oral request of such person, a copy of any and all of the documents that have been or may be incorporated by reference in this prospectus, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents. In addition, we make available free of charge on or through our Internet website all documents we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act. Our Internet address is www.abgenix.com.

ii

        You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

Abgenix, Inc.
6701 Kaiser Drive
Fremont, California 94555
Attn: Investor Relations
(510) 608-6500

        You should rely only on the information incorporated by reference or provided in this prospectus or a prospectus supplement or amendment. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should assume that the information appearing in this prospectus or a prospectus supplement or amendment or any documents incorporated by reference therein is accurate only as of the date on the front cover of the applicable document. Our business, financial condition, results of operations and prospects may have changed since that date.

FORWARD-LOOKING STATEMENTS

        This prospectus includes forward-looking statements based largely on our current expectations and projections about future events and financial trends affecting the financial condition of our business. The words "believe," "may," "will," "estimate," "continue," "anticipate," "intend," "expect" and similar expressions identify these forward-looking statements. These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including those described in our periodic filings with the SEC, including those described under "Incorporation by Reference". In light of these risks and uncertainties, the forward-looking events and circumstances discussed in this prospectus may not occur and actual results could differ materially from those anticipated in the forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, unless and to the extent we have obligations under the federal securities laws to update and disclose material developments to previously disclosed information.

iii

PROSPECTUS SUMMARY

        The following summary may not contain all the information that may be important to you. You should read the entire prospectus, as well as the information incorporated by reference in this prospectus, before making an investment decision. When used in this prospectus, the terms "Abgenix," "we," "our" and "us" refer to Abgenix, Inc. and its consolidated subsidiaries, unless otherwise specified.

Abgenix, Inc.

        We are a biopharmaceutical company that is focused on the discovery, development and manufacture of antibody therapeutic products for the treatment of a variety of disease conditions, including cancer, inflammation, metabolic disease, transplant-related diseases, cardiovascular disease and infectious diseases.

        We have proprietary technologies that facilitate rapid generation of highly specific, antibody therapeutic product candidates that contain fully human protein sequences and that bind to disease targets appropriate for antibody therapy. In this prospectus we refer to these candidates as fully human antibody therapeutic product candidates. We developed our XenoMouse® technology, a technology using genetically modified mice to generate fully human antibodies. We also own a technology that enables the rapid identification of antibodies with desired function and characteristics, referred to as SLAM™ technology. In our XenoMax™ technology, we use SLAM technology to select and isolate antibodies with particular function and characteristics from antibody-producing cells generated by XenoMouse animals. We believe our antibody-generation technologies enhance our capabilities in product development. We intend to use our technologies to build a large and diversified product portfolio that we expect to develop and commercialize largely through joint development and commercialization arrangements with pharmaceutical companies and others. We generally expect to self-fund preclinical and clinical activities to determine preliminary safety and efficacy before entering into joint development and commercialization agreements. In some cases we may conduct product development entirely on our own. To date, we have initiated clinical trials with four fully human antibodies generated from XenoMouse technology. We are co-developing panitumumab (formerly known as ABX-EGF), our leading, most advanced proprietary antibody product candidate, under a joint development and commercialization agreement with Amgen, Inc. and Immunex Corporation, a wholly-owned subsidiary of Amgen. We also have two product candidates in early stage clinical trials. In addition, we have entered into a variety of contractual arrangements with multiple pharmaceutical, biotechnology and genomics companies involving our XenoMouse and XenoMax technologies. Two of our customers, Pfizer, Inc. and Amgen, Inc., have initiated clinical trials with fully human antibodies generated from XenoMouse animals.

        In October 2003, we entered into a collaboration and license agreement with AstraZeneca UK Limited, the selling stockholder identified in this prospectus, for the purpose of identifying and developing antibody products for use in oncology therapeutics. Under the collaboration agreement, among other things, AstraZeneca may pay us aggregate milestone payments of up to $51 million per candidate drug that is developed under the agreement. Under the collaboration agreement, we may pay AstraZeneca aggregate milestone payments of up to $15 million for any drug we choose to develop to a target that is discontinued from the collaboration.

        We were incorporated on June 24, 1996, and on July 15, 1996, were organized pursuant to a stock purchase and transfer agreement with Cell Genesys, Inc. In 1989, Cell Genesys started our business and operations and conducted our business and operations internally within its organization as a separate company. In 1991, Cell Genesys and JT Immunotech USA Inc., the predecessor company to JT America Inc. and a medical subsidiary of Japan Tobacco, formed Xenotech, an equally owned joint venture, to develop genetically modified strains of XenoMouse mice, and to commercialize products generated from these mice. At the time of our organization, Cell Genesys assigned to us substantially all of its rights in Xenotech. On December 31, 1999, we became the sole owner of Xenotech by buying JT America's interest in Xenotech.

        Abgenix and the Abgenix logo are trademarks of Abgenix. XenoMouse is a registered trademark of Xenotech, Inc., a wholly-owned subsidiary of Abgenix. XenoMax is a trademark of Abgenix. SLAM is a trademark of our subsidiary Abgenix Biopharma, Inc. registered in Canada. This prospectus also contains trademarks of third parties.

        Our principal executive offices are located at 6701 Kaiser Drive, Fremont, California 94555, and our telephone number is (510) 608-6500. Our website address is www.abgenix.com. Our website is not part of this prospectus.

RISK FACTORS

        An investment in the common stock offered by this prospectus involves a high degree of risk. You should consider carefully the following risk factors in addition to the remainder of this prospectus, including the information incorporated by reference, before making an investment decision. Some statements in this prospectus (including some of the following risk factors) are forward-looking statements. Please refer to the section entitled "Forward-Looking Statements".

Risks Related to our Finances

We are an early stage company without commercial therapeutic products, and we cannot assure you that we will develop sufficient revenues in the future to sustain our business.

        You must evaluate us in light of the uncertainties and complexities present in an early stage biopharmaceutical company. Our product candidates are in early stages of development. We will need to make significant additional investments in research and development, preclinical testing and clinical trials, and in regulatory and sales and marketing activities, to commercialize current and future product candidates. Our product candidates, if successfully developed, may not generate sufficient or sustainable revenues to enable us to be profitable.

We have a history of losses and we expect to continue to incur losses for the foreseeable future.

        We have incurred net losses since we were organized as an independent company, including in the last five years net losses of $20.5 million in 1999, $8.8 million in 2000, $60.9 million in 2001, $208.9 million in 2002, $196.4 million in 2003 and $102.2 million in the six months ended June 30, 2004. As of June 30, 2004, our accumulated deficit was $667.0 million. Our losses to date have resulted principally from:

  •
  research and development costs relating to the development of our XenoMouse and XenoMax technologies and antibody product candidates;

  •
  general and administrative costs relating to our operations;

  •
  impairment charges related to our strategic investments in CuraGen Corporation, ImmunoGen, Inc., and MDS Proteomics Inc.;

  •
  impairment charges relating to technology in the field of catalytic antibodies, which includes intellectual property that was acquired through the acquisition of Hesed Biomed; and

  •
  manufacturing start-up costs related to our new manufacturing facility including depreciation, outside contractor costs and personnel costs for activities such as quality assurance and quality control.

        We expect to incur additional losses for the foreseeable future as a result of our research and development costs and manufacturing start-up costs, including costs associated with conducting preclinical development and clinical trials, which will continue to be substantial, and charges related to purchases of technology or other assets. We intend to invest significantly in our products prior to entering into licensing agreements. This will increase our need for capital and will result in losses for at least the next several years. We expect that the amount of operating losses will fluctuate significantly from quarter to quarter as a result of increases or decreases in our research and development efforts, the execution or termination of licensing, manufacturing and other contractual arrangements, the progress or lack of progress of product development candidates in our collaboration with AstraZeneca and the initiation, success or failure of clinical trials.

We are currently unprofitable and may never be profitable, and our future revenues could fluctuate significantly.

        Since our founding, we have funded our research and development activities primarily from private placements and public offerings of our securities and from revenues generated by our licensing and other contractual arrangements.

        We expect that substantially all of our revenues for the foreseeable future will result from payments under licensing and other contractual arrangements. To date, payments under licensing and other agreements have been in the form of license fees, milestone payments, reimbursement for research and development expenses, option fees, and payments for manufacturing services. Payments under our existing and any future customer agreements will be subject to significant fluctuation in both timing and amount. Our revenues may not be indicative of our future performance or of our ability to continue to achieve contractual milestones. Our revenues and results of operations for any period may also not be comparable to the revenues or results of operations for any other period. Our revenues for any period may not be sufficient to cover our operating costs, including the costs of operating our manufacturing plant. We may not be able to:

  •
  enter into further co-development, licensing, manufacturing or other agreements;

  •
  successfully complete preclinical development or clinical trials;

  •
  obtain required regulatory approvals;

  •
  successfully manufacture or market product candidates; or

  •
  generate additional revenues or profitability.

        Our failure to achieve any of the above goals would materially harm our business, financial condition and results of operations.

We may require additional financing, and an inability to raise the necessary capital or to do so on acceptable terms would threaten the continued success of our business.

        We will continue to expend substantial resources to support research and development and establish and operate our manufacturing facility, including costs associated with preclinical development and clinical trials. In the years ended December 31, 2003, 2002, and 2001, we incurred expenses of $99.6 million, $128.5 million and $96.2 million, respectively, on research and development. For the six months ended June 30, 2004, we incurred $64.6 million of research and development expenses. Regulatory and business factors will require us to expend substantial funds in the course of completing required additional development, preclinical testing and clinical trials of, and attaining regulatory approvals for, product candidates. The amounts of the expenditures that will be necessary to execute our business plan are subject to numerous uncertainties that may adversely affect our liquidity and capital resources. Our future liquidity and capital requirements will depend on many factors, including:

  •
  the scope and results of preclinical development and clinical trials;

  •
  the retention of existing and establishment of further co-development, licensing, manufacturing and other agreements, if any;

  •
  continued scientific progress in our research and development programs;

  •
  the size and complexity of these programs;

  •
  the cost of establishing, validating and implementing our manufacturing capabilities and processes and complying with good manufacturing practice regulations;

  •
  the cost of conducting commercialization activities and arrangements;

  •
  the time and expense involved in seeking regulatory approvals;

  •
  competing technological and market developments;

  •
  the time and expense of filing and prosecuting patent applications, and enforcing and defending against patent claims;

  •
  our investment in, or acquisition of, other companies;

  •
  the amount of product or technology in-licensing in which we engage; and

  •
  other factors not within our control.

        We believe that our current cash balances, cash equivalents, marketable securities, and the cash generated from our licensing and other contractual arrangements, will be sufficient to meet our operating and capital requirements for at least one year. However, because of the uncertainties in our business, including the uncertainties listed above, we cannot assure you that this will be the case. In addition, we may choose to obtain additional financing from time to time. We may choose to raise additional funds through public or private equity or debt financing, licensing and other agreements, a bank line of credit, sale-lease back financing, mortgage financing or other arrangements. We cannot be sure that any additional funding, if needed, will be available on terms favorable to us or at all. Furthermore, any additional equity or equity-related financing may be dilutive to our stockholders, and debt financing, if available, may subject us to restrictive covenants. We may also choose to obtain funding through licensing and other contractual arrangements. Such agreements may require us to relinquish our rights to certain of our technologies, products or marketing territories. Our failure to raise capital when needed would harm our business, financial condition and results of operations.

Our indebtedness may harm our financial condition and results of operations.

        We have $200 million of convertible subordinated notes due March 15, 2007 and debt service obligations related thereto. In February 2004, we incurred an additional $50.0 million of indebtedness to AstraZeneca, in the form of a convertible subordinated note due 2013, which we issued to AstraZeneca in connection with our redemption of the shares of our Series A-2 preferred stock we issued to AstraZeneca in October 2003. There is no interest payable on the note except in the event of a payment default. Our level of indebtedness will have several important effects on our future operations, including, without limitation:

  •
  we will have additional cash requirements to support the payment of any interest or amortization required with respect to outstanding indebtedness;

  •
  increases in our outstanding indebtedness and leverage will increase our vulnerability to adverse changes in general economic and industry conditions, as well as to competitive pressure; and

  •
  depending on the levels of our outstanding debt, our ability to obtain additional financing for working capital, capital expenditures, general corporate and other purposes may be limited.

        Our ability to make payments of principal and interest on our indebtedness depends upon our future performance, which will be subject to general economic conditions, industry cycles and financial, business and other factors affecting our operations, many of which are beyond our control. If we are unable to generate sufficient cash flow from operations in the future to service our debt, we may be required, among other things:

  •
  to seek additional financing in the debt or equity markets;

  •
  to refinance or restructure all or a portion of our indebtedness, including our convertible subordinated notes due 2007;

  •
  to sell selected assets; or

  •
  to reduce or delay planned capital expenditures.

        Such measures might not be sufficient to enable us to service our debt. In addition, any such financing, refinancing or sale of assets might not be available on economically favorable terms.

Our strategic investments expose us to equity price risk and our investments in those companies may be deemed impaired, which would affect our results of operations.

        We are exposed to equity price risk on our strategic investments in CuraGen and ImmunoGen and we may elect to make additional similar investments in the future. In 1999 and 2000, we purchased an aggregate amount of $80.0 million of the common stock of CuraGen and ImmunoGen as strategic investments. In 2002, declines in the fair value of the CuraGen and ImmunoGen common stock were deemed to be other than temporary, primarily because the stock of each company traded below our cost basis for more than six months. Accordingly, we recorded a total impairment charge for the year ended December 31, 2002 of $67.3 million. The public trading prices of the shares of both companies have fluctuated significantly since we purchased them and could continue to do so. If these shares trade below their new cost bases in future periods, we may incur additional impairment charges relating to these investments. As of June 30, 2004, these investments were recorded at fair value in long-term investments on the balance sheet, and any net unrealized holding gains and losses are reported as a component of stockholders' equity.

Risks Related to the Development and Commercialization of our Products

Our XenoMouse and XenoMax technologies may not produce safe, efficacious or commercially viable products, which will be critical to our ability to generate revenues from our products.

        Our XenoMouse and XenoMax technologies are new approaches to developing antibodies as products for the treatment of diseases and medical disorders. We have not commercialized any antibody therapeutic products based on our technologies. Moreover, we are not aware of any commercialized, fully human antibody therapeutic products that have been generated from any technologies similar to ours. Our antibody therapeutic product candidates are still in various stages of development and many are in an early development stage. We have initiated clinical trials with respect to four proprietary fully human antibody therapeutic product candidates, and our collaborators have initiated clinical trials with respect to four other fully human antibody therapeutic product candidates generated by XenoMouse technology. We cannot be certain that either XenoMouse technology or XenoMax technology will generate antibodies against every antigen to which they are exposed in an efficient and timely manner, if at all. Furthermore, XenoMouse technology and XenoMax technology may not result in any meaningful benefits to our current or potential customers or in product candidates that are safe and efficacious for patients. Our failure to generate antibody therapeutic product candidates that lead to the successful commercialization of products would materially harm our business, financial condition and results of operations.

If we do not successfully develop our products, or if they do not achieve commercial success, our business will be materially harmed.

        Our development of current and future product candidates, either alone or in conjunction with collaborators, is subject to the risks of failure inherent in the development of new pharmaceutical products and products based on new technologies. These risks include:

  •
  delays in product development, clinical testing or manufacturing;

  •
  unplanned expenditures in product development, clinical testing or manufacturing;

  •
  failure in clinical trials or failure to receive regulatory approvals;

  •
  emergence of superior or equivalent product development technologies or products;

  •
  inability to manufacture on our own, or through others, product candidates on a clinical or commercial scale;

  •
  inability to market products due to third-party proprietary rights;

  •
  election by our customers not to pursue product development;

  •
  failure by our customers to develop products successfully; and

  •
  failure to achieve market acceptance.

        Because of these risks, our research and development efforts and those of our customers and collaborators may not result in any commercially viable products. Our failure to successfully complete a significant portion of these development efforts, to obtain required regulatory approvals or to achieve commercial success with any approved products would materially harm our business, financial condition and results of operations.

        In addition, our decisions to terminate our clinical programs for developing ABX-IL8, a fully human antibody product candidate for inflammatory disorders, and ABX-CBL, an in-licensed antibody product candidate for graft versus host disease, have reduced the diversity of our product portfolio. We hope to be able to make up for this loss of diversity through the number and variety of potential new product candidates we have in preclinical development. For example, ABX-PTH, which targets the action of parathyroid hormone in patients with chronic renal disease, is a new product candidate that we moved from the preclinical stage into a clinical study in 2004 in patients with secondary hyperparathyroidism. However, to the extent that we are unable to maintain a broad and diverse range of product candidates, our success would depend more heavily on one or a few product candidates.

Before we commercialize and sell any of our product candidates, we must conduct clinical trials, which are expensive and have uncertain outcomes.

        Conducting clinical trials is a lengthy, time-consuming and expensive process. Before obtaining regulatory approvals for the commercial sale of any products, we must demonstrate through preclinical testing and clinical trials that our product candidates are safe and effective for use in humans. We have incurred and will continue to incur substantial expense for, and we have devoted and expect to continue to devote a significant amount of time to, preclinical testing and clinical trials.

        Historically, the results from preclinical testing and early clinical trials have often not been predictive of results obtained in later clinical trials. A number of new drugs and biologics have shown promising results in clinical trials, but subsequently failed to establish sufficient safety and efficacy data to obtain necessary regulatory approvals. Data obtained from preclinical and clinical activities are susceptible to varying interpretations, which may delay, limit or prevent regulatory approval. In addition, we may encounter regulatory delays or rejections as a result of many factors, including changes in regulatory policy during the period of product development.

        Completion of clinical trials may take several years or more. The length of time generally varies substantially according to the type, complexity, novelty and intended use of the product candidate. However, we estimate that clinical trials of the type we generally conduct are typically completed over the following timelines:

Clinical Phase	Estimated Completion Period
Phase 1	1-2 Years
Phase 2	1-2 Years
Phase 3	2-4 Years

        Many factors may delay our commencement and rate of completion of clinical trials, including:

  •
  the number of patients that ultimately participate in the trial;

  •
  the duration of patient follow-up that seems appropriate in view of the results;

  •
  the number of clinical sites included in the trials;

  •
  the length of time required to enroll suitable patient subjects; and

  •
  the availability of adequate supplies of the product candidate being tested.

        We have limited experience in conducting and managing clinical trials. We rely on third parties, including our collaborators, to assist us in managing and monitoring clinical trials. Our reliance on these third parties may result in delays in completing, or in failure to complete, these trials if the third parties fail to perform under our agreements with them.

        In addition, we have ongoing research projects that may lead to product candidates, but we have not submitted INDs nor begun clinical trials for these projects. Our ability to file additional INDs, and to build diversity and scale in our product portfolio, depends to a significant extent on our ability to identify additional potential product candidates through our preclinical research and to conduct preclinical research efficiently. Our preclinical or clinical development efforts may not be successfully completed, we may not file further INDs and clinical trials may not commence as planned.

        Three of our proprietary product candidates, panitumumab, ABX-MA1 and ABX-PTH, are in various stages of clinical trials. We have discontinued development of two proprietary product candidates, ABX-CBL and ABX-IL8. To date, data obtained from these clinical trials have been insufficient to demonstrate safety and efficacy under applicable FDA guidelines. As a result, these data will not support an application for regulatory approval without further clinical trials. Clinical trials that we conduct or that third parties conduct on our behalf may not demonstrate sufficient safety and efficacy to obtain the requisite regulatory approvals for any of our product candidates. We expect to commence new clinical trials from time to time in the course of our business as our product development work continues. However, regulatory authorities may not permit us to undertake any additional clinical trials for our product candidates.

        Our product candidates may fail to demonstrate safety or efficacy in clinical trials. For example, in 2002 we completed analysis of a Phase 2b clinical trial of ABX-IL8 in psoriasis, concluded that the results did not warrant continued development in psoriasis and decided not to proceed with studies in other disease indications. Similarly, in February 2003, we completed a preliminary analysis of the results from the Phase 2/3 clinical trial of ABX-CBL and concluded that the study did not meet its primary endpoint. Therefore, we and our co-developer, SangStat (now a subsidiary of Genzyme Corporation) do not plan any further development of ABX-CBL. Failures of clinical trials of any product candidate could delay the development of other product candidates or hinder our ability to obtain additional financing. In addition, failures in our clinical trials can lead to additional research and development charges. Any delays in, or termination of, our clinical trials could materially harm our business, financial condition and results of operations.

We may rely on third-party manufacturers, and we may have difficulty conducting clinical trials of our product candidates if a manufacturer does not perform in accordance with our expectations.

        Until recently, we relied on a single contract manufacturer, Lonza, to produce ABX-CBL, ABX-IL8 and panitumumab under good manufacturing practice regulations for use in our clinical trials. In June 2003, we canceled our manufacturing supply agreement with Lonza, pursuant to which we had exclusive access to a cell culture production suite, because we determined that with the opening of our own manufacturing plant and changes in our product candidate portfolio, we no longer needed access to the Lonza facility. We have also relied on other contract manufacturers from time to time to produce our product candidates for use in our clinical trials. For example, Fred Hutchinson Cancer Research Center has produced ABX-MA1 for use in our clinical trials. While portions of our Fremont manufacturing facility are now operational and we are manufacturing material that we intend to use in clinical trials, we cannot assure you that we will be able to qualify this facility for regulatory compliance. For that reason or others, we may use Lonza or another third-party manufacturer if necessary in the future.

        Third-party manufacturers may encounter difficulties in scaling up production, including problems involving production yields, quality control and assurance, shortage of qualified personnel, shortage of capacity, compliance with FDA and other applicable regulations, production costs, and development of advanced manufacturing techniques and process controls. If we continue to use third-party manufacturers, they may not perform as agreed or may not remain in the contract manufacturing business for the time required by us to successfully produce and market our product candidates. Any failure of third-party manufacturers to deliver the required quantities of our product candidates for clinical use on a timely basis and at commercially reasonable prices, and our failure to find replacement manufacturers or successfully implement our own manufacturing capabilities, would materially harm our business, financial condition and results of operations.

Our own ability to manufacture is uncertain, which may make it more difficult for us to develop and sell our products.

        We are establishing our own manufacturing facility for the manufacture of product candidates for clinical trials and to support the potential early commercial launch of a limited number of products, in each case, in compliance with FDA and European good manufacturing practices. In May 2000, we signed a long-term lease for the building that contains this manufacturing facility. Construction has been completed and portions of the facility are operational. We are also conducting validation of the facility and completed significant stages of validation in 2003. In October 2003, following an inspection by the California State Department of Health Services, we received a State Drug Manufacturing License. The license permits us to manufacture and ship clinical material from our manufacturing facility. We expect the total cost of the facility, including design fees, permits, validation, construction, leasehold improvements and equipment, to be approximately $155.0 million. Validation of this facility may take longer than expected, and the planned and actual construction costs of building and qualifying the facility for regulatory compliance may be higher than expected. We currently have excess production services capacity and this condition may persist for an extended period. However, if the commercial launch of one or more of our product candidates proves successful, we will likely experience capacity shortages and may need to use one or more third-party facilities to produce these products in sufficient quantities.

        The process of manufacturing antibody therapeutic products is complex. While the managers of the facility have gained extensive manufacturing experience in prior positions with other companies, we have limited experience in the clinical or commercial scale manufacturing of our existing product candidates, or any other antibody therapeutic products. We will need to hire, train and retain additional qualified manufacturing, quality control and quality assurance personnel. Also, we will need to manufacture such antibody therapeutic products in a facility and by an appropriately validated process that comply with FDA, European and other regulations. Our manufacturing operations will be subject to ongoing, periodic unannounced inspection by the FDA and state agencies to ensure compliance with good manufacturing practices. Our inability to complete the establishment of our manufacturing operations and maintain them in compliance with applicable regulations within our planned time and cost parameters could materially harm our business, financial condition and results of operations.

        We also may encounter problems with the following:

  •
  production yields;

  •
  quality control and assurance;

  •
  availability of qualified personnel;

  •
  adequate training of new and existing personnel;

  •
  on-going compliance with our standard operating procedures;

  •
  on-going compliance with FDA regulations;

  •
  production costs; and

  •
  development of advanced manufacturing techniques and process controls.

        We continually evaluate our options for commercial production of our antibody therapeutic products, which include use of third-party manufacturers, establishing a commercial scale manufacturing facility or entering into a manufacturing joint venture relationship with a collaborator or other third party. We are aware of only a limited number of companies on a worldwide basis that operate manufacturing facilities in which our product candidates can be manufactured under good manufacturing practice regulations, a requirement for all pharmaceutical products. It may take a substantial period of time for a contract manufacturing facility that has not been producing antibodies to begin producing antibodies under good manufacturing practice regulations. We may not be able to contract with any of these companies on acceptable terms, if at all.

        In addition, the FDA and other regulatory authorities will require us to register any manufacturing facilities in which our antibody therapeutic products are manufactured. The FDA and other regulatory authorities will then subject the facilities to inspections to confirm compliance with FDA good manufacturing practice or other regulations. Our failure or the failure of our third-party manufacturers to maintain regulatory compliance would materially harm our business, financial condition and results of operations.

The successful growth of revenues from our manufacturing services depends to a large extent on our ability to find third parties who agree to use our services and our ability to provide those services successfully.

        Enhancing our contract revenues depends to a significant extent on entering into agreements to provide antibody production services to third parties. Potential third parties include our existing collaborators, as well as other pharmaceutical and biotechnology companies, technology companies, academic institutions and other entities. We must enter into these agreements to successfully develop this aspect of our business. To date, we have entered into two production services agreements and we cannot assure you that we will be able to enter into additional agreements.

        We may not be able to secure manufacturing agreements on favorable terms. If we do obtain such agreements, we may encounter difficulties in performing as agreed. We may encounter difficulties in scaling up production, including problems involving production yields, quality control and assurance, shortage of qualified personnel, training of personnel, compliance with FDA and other applicable regulations, production costs, and development of advanced manufacturing techniques and process controls. The failure to deliver required quantities of product on a timely basis and at commercially reasonable prices could materially harm our business, financial condition and results of operations.

The successful growth of our business depends to a large extent on our ability to find third-party collaborators to develop and commercialize many of our product candidates.

        Our strategy for the development and commercialization of antibody therapeutic products depends, in large part, upon the formation of collaboration agreements with third parties. Potential third parties include pharmaceutical and biotechnology companies, technology companies, academic institutions and other entities. We must enter into these agreements to successfully develop and commercialize product candidates. These agreements are necessary in order for us to:

  •
  access proprietary antigens for which we can generate fully human antibody products;

  •
  fund research, preclinical development, clinical trials and manufacturing;

  •
  seek and obtain regulatory approvals; and

  •
  successfully commercialize existing and future product candidates.

        Our ability to continue our current collaborations and to enter into additional third party collaborations is dependent in large part on our ability to successfully demonstrate that our XenoMouse technology is an attractive method of developing antibody therapeutic products. We have generated only a limited number of fully human antibody therapeutic product candidates pursuant to our collaboration agreements and only eight fully human antibody therapeutic product candidates generated with XenoMouse technology have entered the clinical stage. We have announced that one of these product candidates has not met our expectations. Our failure to maintain our existing collaboration agreements or to enter into additional agreements could materially harm our business, financial condition and results of operations.

        Our dependence on licensing, collaboration, manufacturing and other agreements with third parties subjects us to a number of risks. These agreements may not be on terms that prove favorable to us, and we typically afford our collaborators significant discretion in electing whether to pursue any of the planned activities. Licensing and other contractual arrangements may require us to relinquish our rights to certain of our technologies, products or marketing territories. To the extent we agree to work exclusively with one collaborator in a given therapeutic area, our opportunities to collaborate with other entities could be curtailed. For example, our collaboration with AstraZeneca for the identification and development of therapeutic antibodies in oncology contains exclusivity provisions that significantly restrict our ability to enter into arrangements with third parties in the field of oncology as well as our ability to conduct research and development activities in that field. To the extent that our collaboration with AstraZeneca is not successful, our ability to develop antibodies for use in oncology applications through other collaborations will be severely curtailed. Our collaboration with AstraZeneca also limits our ability to develop such antibodies through our own independent development.

        We cannot control the amount or timing of resources our collaborators may devote to a collaboration, and collaborators may not perform their obligations as expected. Additionally, business combinations or significant changes in a collaborator's business strategy may adversely affect a collaborator's willingness or ability to complete its obligations under the arrangement. Even if we fulfill our obligations under an agreement, typically our collaborators can terminate the agreement at any time following proper written notice. The termination or breach of agreements by our collaborators, or the failure of our collaborators to complete their obligations in a timely manner, could materially harm our business, financial condition and results of operations. If we are not able to establish further collaboration agreements or any or all of our existing agreements are terminated, we may be required to seek new collaborators or to undertake product development and commercialization at our own expense. Such an undertaking may:

  •
  limit the number of product candidates that we will be able to develop and commercialize;

  •
  reduce the likelihood of successful product introduction;

  •
  significantly increase our capital requirements; and

  •
  place additional strain on our management's time.

        Existing or potential collaborators may pursue alternative technologies, including those of our competitors, or enter into other transactions that could make a collaboration with us less attractive to them. For example, if an existing collaborator purchases a company that is one of our competitors, that company could be less willing to continue its collaboration with us. In addition, a company that has a strategy of purchasing companies with attractive technologies might have less incentive to enter into a collaboration agreement with us. Moreover, disputes may arise with respect to the ownership of rights to any technology or products developed with any current or future collaborator. Lengthy negotiations with potential new collaborators or disagreements between us and our collaborators may lead to delays in or termination of the research, development or commercialization of product candidates or result in time-consuming and expensive litigation or arbitration. The decision by our collaborators to pursue alternative technologies or the failure of our collaborators to develop or commercialize successfully any product candidate to which they have obtained rights from us could materially harm our business, financial condition and results of operations.

We are subject to extensive government regulation, which will require us to spend significant amounts of money, and we may not be able to obtain regulatory approvals, which are required for us to conduct clinical testing and commercialize our products.

        Our product candidates under development are subject to extensive and rigorous domestic government regulation. The FDA regulates, among other things, the development, testing, manufacture, safety, efficacy, record-keeping, labeling, storage, approval, advertising, promotion, sale and distribution of biopharmaceutical products. If we market our products abroad, they will also be subject to extensive regulation by foreign governments. Neither the FDA nor any other regulatory agency has approved any of our product candidates for sale in the United States or any foreign market. The regulatory review and approval process, which includes preclinical studies and clinical trials of each product candidate, is lengthy, expensive and uncertain. Securing FDA approval requires the submission of extensive preclinical and clinical data and supporting information to the FDA for each indication to establish the product candidate's safety and efficacy. The approval process takes many years, requires the expenditure of substantial resources, and may involve post-marketing surveillance and requirements for post-marketing studies. As we conduct clinical trials for a given product candidate, we may decide or the FDA may require us to make changes in our plans and protocols. Such changes may relate to, for example, changes in the standard of care for a particular disease indication, comparability of efficacy and toxicity of materials where a change in materials is proposed, or competitive developments foreclosing the availability of expedited approval procedures. We may be required to support proposed changes with additional preclinical or clinical testing, which could delay the expected time line for concluding clinical trials. Regulatory requirements are subject to frequent change. Delays in obtaining regulatory approvals may:

  •
  adversely affect the successful commercialization of any drugs that we or our customers develop;

  •
  impose costly procedures on us or our customers;

  •
  diminish any competitive advantages that we or our customers may attain; and

  •
  adversely affect our receipt of revenues or royalties.

        Our product candidates may not be approved or may be approved with limitations or for indications that differ from those we initially target. If approved, certain material changes affecting a product such as manufacturing changes or additional labeling claims are subject to further FDA review and approval. The FDA may withdraw any required approvals after we obtain them. We may not maintain compliance with other regulatory requirements. Further, if we fail to comply with applicable FDA and other regulatory requirements at any stage during the regulatory process, we or our third-party manufacturers may be subject to sanctions, including:

  •
  delays;

  •
  warning letters;

  •
  fines;

  •
  clinical holds;

  •
  product recalls or seizures;

  •
  injunctions;

  •
  refusal of the FDA to review pending market approval applications or supplements to approval applications;

  •
  total or partial suspension of production;

  •
  civil penalties;

  •
  withdrawals of previously approved marketing applications; and

  •
  criminal prosecutions.

        In many instances we expect to rely on our customers and co-developers to file INDs and generally direct the regulatory approval process for products derived from our technologies. These customers and co-developers may not be able to or may choose not to conduct clinical testing or obtain necessary approvals from the FDA or other regulatory authorities for any product candidates. If they fail to obtain required governmental approvals, we will experience delays in or be precluded from marketing or realizing the commercial benefits from the marketing of products derived from our technologies. In addition, our failure to obtain the required approvals would preclude the commercial use of our products. Any such delays and limitations may materially harm our business, financial condition and results of operations.

        We and our third-party manufacturers also are required to comply with the applicable FDA current good manufacturing practice regulations and other regulatory requirements. Good manufacturing practice regulations include requirements relating to quality control and quality assurance as well as the corresponding maintenance of records and documentation. Manufacturing facilities are subject to inspection by the FDA and the facilities must pass an inspection by the FDA before we can use them in commercial manufacturing of any product. Manufacturing facilities in California, including our facility, are also subject to the licensing requirements of and inspection by the State of California Department of Health Services. In October 2003, following an inspection, we received a Drug Manufacturing License from the State of California. The license, which must be renewed annually, permits us to manufacture and ship clinical material. We or our third-party manufacturers may not be able to comply with the applicable good manufacturing practice requirements and other regulatory requirements. The failure of us or our third-party manufacturers to comply with these requirements would materially harm our business, financial condition and results of operations.

If our products do not gain market acceptance among the medical community, our revenues would greatly decline and might not be sufficient to support our operations.

        Our product candidates may not gain market acceptance among physicians, patients, third-party payors and the medical community. We may not achieve market acceptance even if clinical trials demonstrate safety and efficacy, and the necessary regulatory and reimbursement approvals are obtained. The degree of market acceptance of any product candidates that we develop will depend on a number of factors, including:

  •
  establishment and demonstration of clinical efficacy and safety;

  •
  cost-effectiveness of our product candidates;

  •
  their potential advantage over alternative treatment methods;

  •
  reimbursement policies of government and third-party payors; and

  •
  marketing and distribution support for our product candidates, including the efforts of our collaborators where they have marketing and distribution responsibilities.

        Physicians will not recommend therapies using our products until such time as clinical data or other factors demonstrate the safety and efficacy of such procedures as compared to conventional drug and other treatments. Even if we establish the clinical safety and efficacy of therapies using our antibody product candidates, physicians may elect not to recommend the therapies for any number of other reasons, including whether the mode of administration of our antibody products is effective for certain indications. Antibody products, including our product candidates as they would be used for certain disease indications, are typically administered by infusion or injection, which requires substantial cost and inconvenience to patients. Our product candidates, if successfully developed, will compete with a number of drugs and therapies manufactured and marketed by major pharmaceutical and other biotechnology companies. Our products may also compete with new products currently under development by others. Physicians, patients, third-party payors and the medical community may not accept or utilize any product candidates that we or our customers develop. The failure of our products to achieve significant market acceptance would materially harm our business, financial condition and results of operations.

We do not have marketing and sales experience, which may require us to rely on others to market and sell our products and may make it more challenging for us to commercialize our product candidates.

        Although we have been marketing our XenoMouse technology to potential customers and collaborators for several years, we do not have marketing, sales or distribution experience or capability with respect to our therapeutic product candidates. We intend to enter into arrangements with third parties to market and sell most of our therapeutic product candidates when we commercialize them, which may be as early as 2005. For example, pursuant to our amended joint development agreement with Immunex, we have granted to Immunex decision-making authority for development and commercialization activities relating to any products developed under the collaboration. We may not be able to enter into these marketing and sales arrangements with others on acceptable terms, if at all. To the extent that we enter into marketing and sales arrangements with other companies, our revenues, if any, will depend on the efforts of others. These efforts may not be successful. If we are unable to enter into third-party arrangements, we will need to develop a marketing and sales force, which may need to be substantial in size, in order to achieve commercial success for any product candidate approved by the FDA. We may not successfully develop marketing and sales capabilities or have sufficient resources to do so. If we do develop such capabilities, we will compete with other companies that have experienced and well-funded marketing and sales operations. Our failure to enter into successful marketing arrangements with third parties and our inability to conduct such activities ourselves would materially harm our business, financial condition and results of operations.

Risks Related to Intellectual Property

Our ability to protect our intellectual property rights will be critically important to the success of our business, and we may not be able to protect these rights in the United States or abroad.

        Our success depends in part on our ability to:

  •
  obtain patents;

  •
  protect trade secrets;

  •
  operate without infringing the proprietary rights of others; and

  •
  prevent others from infringing our proprietary rights.

        We will be able to protect our proprietary rights from unauthorized use by third parties only to the extent that our proprietary rights are covered by valid and enforceable patents or are effectively maintained as trade secrets. We attempt to protect our proprietary position by filing U.S. and foreign patent applications related to our proprietary technology, inventions and improvements that are important to the development of our business. However, the patent position of biopharmaceutical companies involves complex legal and factual questions, and, therefore, we cannot predict with certainty whether our patent applications will be approved or any resulting patents will be enforced. In addition, third parties may challenge, seek to invalidate or circumvent any of our patents, once they are issued. Thus, any patents that we own or license from third parties may not provide any protection against competitors. Our pending patent applications, those we may file in the future, or those we may license from third parties, may not result in patents being issued. Also, patent rights may not provide us with adequate proprietary protection or competitive advantages against competitors with similar technologies. The laws of certain foreign countries do not protect our intellectual property rights to the same extent as do the laws of the United States.

        In addition to patents, we rely on trade secrets and proprietary know-how. We seek protection, in part, through confidentiality and proprietary information agreements. These agreements may not provide meaningful protection for our technology or adequate remedies in the event of unauthorized use or disclosure of confidential and proprietary information, and, in addition, the parties may breach such agreements. Also, our trade secrets may otherwise become known to, or be independently developed by, our competitors. Furthermore, others may independently develop similar technologies or duplicate any technology that we have developed.

We may face challenges from third parties regarding the validity of our patents and proprietary rights, or from third parties asserting that we are infringing their patents or proprietary rights, which could result in litigation that would be costly to defend and could deprive us of valuable rights.

        Parties have conducted research for many years in the antibody and transgenic animal fields. The term "transgenic", when applied to an animal, such as a mouse, refers to an animal that has chromosomes into which human genes have been incorporated. This research has resulted in a substantial number of issued patents and an even larger number of pending patent applications. The publication of discoveries in the scientific or patent literature frequently occurs substantially later than the date on which the underlying discoveries were made. Our commercial success depends significantly on our ability to operate without infringing the patents and other proprietary rights of third parties. Our technologies may unintentionally infringe the patents or violate other proprietary rights of third parties. Such infringement or violation may prevent us and our customers from pursuing product development or commercialization. Such a result could materially harm our business, financial condition and results of operations.

        In March 1997, we entered into a cross-license and settlement agreement with GenPharm to avoid protracted litigation. Under the cross-license, we licensed on a non-exclusive basis certain patents, patent applications, third-party licenses and inventions pertaining to the development and use of certain transgenic rodents, including mice, that produce fully human antibodies that are integral to our products and business. Our business, financial condition and results of operations could be materially harmed if any of the parties breaches the cross-license agreement.

        GlaxoSmithKline, plc, or Glaxo, has a family of patents relating to certain methods for generating monoclonal antibodies that Glaxo is asserting against Genentech, Inc. in litigation that was commenced in 1999. On May 4, 2001, Genentech announced that a jury had determined that Genentech had not infringed Glaxo's patents and that all of the patent claims asserted against Genentech are invalid. We understand that Glaxo has filed a notice of appeal with the Court of Appeals for the Federal Circuit. If any of the claims of these patents are finally determined in the litigation to be valid, and if we were to use manufacturing processes covered by the patents to make our products, we may then need to obtain a license should one be available. Should a license be denied or unavailable on commercially reasonable terms, we may have difficulty commercializing one or more of our products in any territories in which these claims were in force.

        Genentech, Johnson & Johnson, Glaxo, Transkaryotic Therapies, Inc. and the Trustees of Columbia University in the City of New York each owns or controls a U.S. patent that relates to recombinant cell lines or methods of generating recombinant cell lines for the production of antibodies. If we were to use a production system covered by any of these patents, we may then need to obtain a license should one be available. Under these circumstances, our failure to obtain a license at all or on commercially reasonable terms could impede commercialization of one or more of our products in any territories in which these patent claims were in force.

        Genentech owns a U.S. patent that issued in June 1998 relating to inhibiting the growth of tumor cells that involves an antibody that binds to an epidermal growth factor receptor, or an anti-EGF receptor antibody, in combination with a cytotoxic factor, which is a substance having a toxic effect on cells. ImClone Systems, Inc. owns or is licensed under a U.S. patent that issued in April 2001, relating to inhibiting the growth of tumor cells that involves an anti-EGF receptor antibody in combination with an anti-neoplastic, or anti-tumor, agent. A corresponding European patent was published for grant in March 2002 and Abgenix and others are opposing that patent in the European Patent Office. A corresponding patent has also issued in Canada. We do not believe based on our review that either the Genentech patent or any of the ImClone patents would be successfully asserted against any of our current or planned activities relating to panitumumab or future commercial sales of panitumumab. If a court determines that the claims of either the Genentech patent or the ImClone patent cover our activities with panitumumab and are valid, such a decision may require us to obtain a license to Genentech's patent or ImClone's patents, as the case may be, to label and sell panitumumab for certain combination therapies. Our failure to obtain a license, or to obtain a license on commercially reasonable terms, could impede our commercialization of panitumumab.

        In 2000, the Japan Patent Office granted a patent to Kirin Beer Kabushiki Kaisha, one of our competitors, relating to non-human transgenic mammals. In October 2003, the United States Patent and Trademark Office issued a corresponding patent to Kirin. Kirin has filed corresponding patent applications in Europe and Australia. Our licensee, Japan Tobacco, has filed opposition proceedings against the Kirin patent. We cannot predict the outcome of those opposition proceedings, which may take years to be resolved.

        Extensive litigation regarding patents and other intellectual property rights has been common in the biotechnology and pharmaceutical industries. The defense and prosecution of intellectual property suits, United States Patent and Trademark Office interference proceedings, and related legal and administrative proceedings in the United States and internationally involve complex legal and factual questions. As a result, such proceedings are costly and time-consuming to pursue and their outcome is uncertain. Litigation may be necessary to:

  •
  enforce patents that we own or license;

  •
  protect trade secrets or know-how that we own or license; or

  •
  determine the enforceability, scope and validity of the proprietary rights of others.

        Our involvement in any litigation, interference or other administrative proceedings could cause us to incur substantial expense and could significantly divert the efforts of our technical and management personnel. An adverse determination may subject us to loss of our proprietary position or to significant liabilities, or require us to seek licenses that may not be available from third parties. An adverse determination in a judicial or administrative proceeding, or a failure to obtain necessary licenses, may restrict or prevent us from manufacturing and selling our products, if any. Costs associated with these arrangements may be substantial and may include ongoing royalties. Furthermore, we may not be able to obtain the necessary licenses on satisfactory terms, if at all. These outcomes could materially harm our business, financial condition and results of operations.

Risks Related to Our Industry

We face intense competition and rapid technological change, and if we fail to develop products that keep pace with new technologies and that gain market acceptance, our product candidates or technologies could become obsolete.

        The biotechnology and pharmaceutical industries are highly competitive and subject to significant and rapid technological change. We are aware of several pharmaceutical and biotechnology companies that are actively engaged in research and development in areas related to antibody therapy. These companies have commenced clinical trials of antibody therapeutic product candidates or have successfully commercialized antibody therapeutic products for use on their own or in combination therapies. Many of these companies are addressing the same diseases and disease indications as we or our customers are. Also, we compete with companies that offer antibody generation services to companies that have antigens. These competitors have specific expertise or technology related to antibody development and introduce new or modified technologies from time to time. These companies include GenPharm, a wholly owned subsidiary of Medarex, Inc., Medarex's collaborator, Kirin Brewing Co. Ltd.; GenMab A/S; Cambridge Antibody Technology Group plc; Genentech; Protein Design Labs, Inc.; MorphoSys AG; Xenerex Biosciences Inc., a subsidiary of Avanir Pharmaceuticals; XLT Biopharmaceuticals Ltd.; and Alexion Pharmaceuticals, Inc. Finally, we compete with companies that currently offer antibody production services, and may compete with companies that currently only manufacture their own antibodies but could offer antibody production services to third parties.

        Some of our competitors have received regulatory approval of or are developing or testing product candidates that may compete directly with our product candidates. ImClone, in collaborations with Bristol-Meyers Squib Company and Merck KgAa; AstraZeneca, plc; Glaxo; and a collaboration of OSI Pharmaceuticals, Inc., Genentech and Roche have potential antibody and small molecule product candidates in clinical development that may compete with panitumumab, which is also in clinical trials.

        ImClone and Bristol-Myers Squibb have received approval to market Erbitux, ImClone's antibody product candidate for the treatment of metastatic colorectal cancer, in the United States. ImClone and Bristol-Myers Squibb have also announced the submission of an application for approval to market Erbitux in Canada. Merck KgAa has announced that it has received approval to market Erbitux for the treatment of metastatic colorectal cancer in the European Union and that it has received approval to market Erbitux in Switzerland for treatment of metastatic colorectal cancer.

        Genentech has received approval to market Avastin for use with chemotherapy as a first-line treatment for colorectal cancer.

        AstraZeneca has received approval to market Iressa, a small molecule product candidate that may compete with panitumumab, in many markets in the world, including the United States, Japan, Australia and Canada, for the treatment of advanced non-small cell lung cancer.

        Genentech and OSI completed the submission of an NDA for Tarceva in the United States for the treatment of advanced non-small cell lung cancer.

        In addition, Amgen has received approval to market Sensipar, or cinacalcet HCI, a small molecule product candidate for the treatment of secondary hyperparathyroidism, which may compete with ABX-PTH.

        Many of these companies and institutions, either alone or together with their customers or collaborators, have substantially greater financial resources and larger research and development staffs than we do. In addition, many of these competitors, either alone or together with their customers or collaborators, have significantly greater experience than we do in:

  •
  developing products;

  •
  undertaking preclinical testing and human clinical trials;

  •
  obtaining FDA and other regulatory approvals of products; and

  •
  manufacturing and marketing products.

        Accordingly, our competitors may succeed in obtaining patent protection, receiving FDA approval or commercializing products before we do. If we commence commercial product sales, we will be competing against companies with greater marketing and manufacturing capabilities, areas in which we have limited or no experience.

        We also face, and will continue to face, competition from academic institutions, government agencies and research institutions. There are numerous competitors working on products to treat each of the diseases for which we are seeking to develop therapeutic products. In addition, any product candidate that we successfully develop may compete with existing therapies that have long histories of safe and effective use. Competition may also arise from:

  •
  other drug development technologies and methods of preventing or reducing the incidence of disease;

  •
  new small molecules; or

  •
  other classes of therapeutic agents.

        Developments by competitors may render our product candidates or technologies obsolete or non-competitive. We face and will continue to face intense competition from other companies for agreements with pharmaceutical and biotechnology companies, for establishing relationships with academic and research institutions, and for licenses to proprietary technology. These competitors, either alone or with their customers, may succeed in developing technologies or products that are more effective than ours.

        We also face competition from companies that provide production services. These include contract manufacturers, such as Lonza, Avid Bioservices, Inc., Diosynth Biotechnology, DSM N.V., Cangene Corporation and Goodwin Biotechnology Inc., and other pharmaceutical and biotechnology companies that manufacture their own product candidates but can make extra capacity available to collaborators and customers, such as Boehringer Ingelheim GmbH, Biogen Idec Inc., ICOS Corporation, Abbott and Novartis AG.

We face uncertainty over reimbursement and healthcare reform, which, if determined adversely to us, could seriously hinder the market acceptance of our products.

        In both domestic and foreign markets, sales of our product candidates will depend in part upon the availability of reimbursement from third-party payors, such as government health administration authorities, managed care providers and private health insurers. Third-party payors are increasingly challenging the price and examining the cost effectiveness of medical products and services. In addition, significant uncertainty exists as to the reimbursement status of newly approved healthcare products. Adequate third-party reimbursement may not be available to enable us to maintain price levels sufficient to realize an appropriate return on our investment in product development. In addition, domestic and foreign governments continue to propose and pass legislation designed to reduce the cost of healthcare, which could further limit reimbursement for pharmaceuticals. The failure of the government and third-party payors to provide adequate coverage and reimbursement rates for our product candidates could adversely affect the market acceptance of our products. The failure of our products to receive market acceptance would materially harm our business, financial condition and results of operations.

Other Risks Related to Our Company

The future growth and success of our business will depend on our ability to continue to attract and retain our employees and consultants.

        For us to pursue product development, manufacturing, marketing and commercialization plans, we will need to hire additional qualified scientific, manufacturing, quality control, quality assurance, and key management personnel, including a chief financial officer. We may also need to hire personnel with expertise in clinical testing, government regulation, marketing, law and finance. Attracting and retaining qualified personnel will be critical to our success. We may not be able to attract and retain personnel on acceptable terms given the competition for such personnel among biotechnology, pharmaceutical and healthcare companies, universities and non-profit research institutions. In addition, we experienced increased attrition rates in 2003. Further attrition could materially harm our business, financial condition and results of operations.

        We grant stock options as a method of attracting and retaining employees, to motivate performance and to align the interests of management with those of our stockholders. Due to the decline in the trading price of our common stock during 2001, 2002 and in recent months, a substantial portion of the stock options held by our employees have an exercise price that is higher than the current trading price of our common stock. We may elect to reprice or otherwise adjust the terms of these stock options, grant additional stock options at the current lower market price, pay higher cash compensation, or provide some combination of these alternatives to retain and attract qualified employees, but we cannot be sure that any of these actions would be successful. If we issue additional stock options, this would dilute existing stockholders.

        As a result of these factors, we may have difficulty attracting and retaining qualified personnel, which could materially harm our business, financial condition and results of operations.

We may experience difficulty in the integration of any future acquisition with the operations of our business.

        We may from time to time seek to expand our business through corporate acquisitions. Our acquisition of companies and businesses and expansion of operations, involve risks such as the following:

  •
  the potential inability to identify target companies best suited to our business plan;

  •
  the potential inability to successfully integrate acquired operations and businesses and to realize anticipated synergies, economies of scale or other expected value;

  •
  incurrence of expenses attendant to transactions that may or may not be consummated; and

  •
  difficulties in managing and coordinating operations at multiple venues, which, among other things, could divert our management's attention from other important business matters.

        In addition, our past and future acquisitions of companies and businesses and expansion of operations may result in dilutive issuances of equity securities, the incurrence of additional debt, U.S. or foreign tax liabilities, large one-time write-offs and the creation of goodwill or other intangible assets that could result in amortization expense or other charges to expense. For example, we recorded a one-time charge of $17.2 million in the quarter ended June 30, 2004, as a result of our determination that an impairment of our acquired technology in the field of catalytic antibodies had occurred and that the estimated value had declined to zero. This technology was acquired in 2001 through the acquisition of Hesed Biomed, Inc. After assessing the associated patent position and the likelihood of sale or license of the technology to a third party, we further determined that the possibility of generating positive future cash flows from the technology was remote.

We have implemented a stockholder rights plan and are subject to other anti-takeover provisions, which could deter a party from effecting a takeover of us at a premium to our then-current stock price.

        In June 1999, our board of directors adopted a stockholder rights plan, which we amended and restated in November 1999 and May 2002, and amended in October 2003. The stockholder rights plan and certain provisions of our amended and restated certificate of incorporation and amended and restated bylaws may have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of us. This could limit the price that certain investors might be willing to pay in the future for our common stock. Certain provisions of our amended and restated certificate of incorporation and amended and restated bylaws allow us to:

  •
  issue preferred stock without any vote or further action by the stockholders;

  •
  eliminate the right of stockholders to act by written consent without a meeting;

  •
  specify procedures for director nominations by stockholders and submission of other proposals for consideration at stockholder meetings; and

  •
  eliminate cumulative voting in the election of directors.

        In October 2003, we entered into a collaboration and license agreement with AstraZeneca for the purpose of identifying and developing antibody products for use in oncology therapeutics. The collaboration agreement includes provisions that would allow AstraZeneca to accelerate its selection of target antigens and, in certain situations, terminate the collaboration agreement, or specific programs or activities conducted under it, in the event of a change in control in us, particularly if we were acquired by a competitor of AstraZeneca. In the event of a change in control of us, AstraZeneca could also acquire control over the development programs and various intellectual property rights in respect of antigens that are the subject of the collaboration agreement. This would result in a reduction in the royalties and milestones to be paid by AstraZeneca to us under the collaboration agreement and the release of AstraZeneca from certain exclusivity provisions. In addition, certain exclusivity provisions contained in the collaboration agreement would apply to an acquirer of our company and would restrict the acquirer's ability to operate its business in the oncology field after the acquisition, except with respect to pre-existing development programs. These and other provisions of the collaboration agreement could make our company less attractive to a potential acquirer, particularly an acquirer that conducts or expects to conduct significant operations in the field of oncology therapeutics.

        We are also subject to certain provisions of Delaware law which could also delay or make more difficult a merger, tender offer or proxy contest involving us. In particular, Section 203 of the Delaware General Corporation Law prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years unless the transaction meets certain conditions. The stockholder rights plan, the possible issuance of preferred stock, the procedures required for director nominations and stockholder proposals, our collaboration agreement with AstraZeneca and Delaware law could have the effect of delaying, deferring or preventing a change in control of us, including, without limitation, discouraging a proxy contest or making more difficult the acquisition of a substantial block of our common stock. The provisions also could limit the price that investors might be willing to pay in the future for shares of our common stock.

We face product liability risks and may not be able to obtain adequate insurance, and if we are held liable for an uninsured claim or a claim in excess of our insurance limits, our business, financial condition and results of operations may be harmed.

        The use of any of our product candidates, or of any products manufactured in our facility, in clinical trials, and the sale of any approved products, may expose us to liability claims resulting from such use or sale. Consumers, healthcare providers, pharmaceutical companies or others selling such products might make claims of this kind. We may experience financial losses in the future due to product liability claims. We have obtained limited product liability insurance coverage for our clinical trials and production services activities, under which the coverage limits are $15.0 million per occurrence and $15.0 million in the aggregate. We may not be able to maintain insurance coverage at a reasonable cost or in sufficient amounts to protect us against losses. If third parties bring a successful product liability claim or series of claims against us for uninsured liabilities or in excess of insured liabilities, our business, financial condition and results of operations may be materially harmed.

Our operations involve hazardous materials, and we could be held responsible for any damages caused by such materials.

        Our research and manufacturing activities involve the controlled use of hazardous materials. In addition, although we maintain insurance for harm to employees and to our facilities caused by hazardous materials, we do not insure against any other harm (including harm to the environment) caused by the use of hazardous materials on our premises. We cannot eliminate the risk of accidental contamination or injury from these materials. In the event of an accident or environmental discharge, we may be held liable for any resulting damages, which may exceed our financial resources and may materially harm our business, financial condition and results of operations.

We do not intend to pay cash dividends on our common stock.

        We intend to retain any future earnings to finance the growth and development of our business and we do not plan to pay cash dividends on our common stock in the foreseeable future.

Our stock price is highly volatile, and you may not be able to sell your shares of our common stock at a price greater than or equal to the price you paid for them.

        The market price and trading volume of our common stock are volatile, and we expect such volatility to continue for the foreseeable future. For example, during the period between June 30, 2003 and June 30, 2004, our common stock closed as high as $18.55 per share and as low as $10.36 per share. This may impact your decision to buy or sell our common stock. Factors affecting our stock price include:

  •
  our financial results;

  •
  fluctuations in our operating results;

  •
  announcements of technological innovations or new commercial therapeutic products by us or our competitors;

  •
  published reports by securities analysts;

  •
  developments in our clinical trials and in clinical trials for potentially competitive product candidates;

  •
  government regulation;

  •
  changes in reimbursement policies;

  •
  developments in patent or other proprietary rights;

  •
  announcements that we have entered into new collaboration, licensing or similar arrangements with new collaborators, or amendments of the terms of our existing collaborations;

  •
  developments in our relationship with customers;

  •
  public concern as to the safety and efficacy of our products; and

  •
  general market conditions.

If we were deemed to be an investment company, we would become subject to provisions of the Investment Company Act that likely would have a material adverse impact on our business.

        A company is required to register as an investment company under the Investment Company Act of 1940, or the 1940 Act, if, among other things, and subject to various exceptions:

  •
  it is or holds itself out to be engaged primarily, or proposes to engage primarily, in the business of investing, reinvesting or trading in securities; or

  •
  it is engaged or proposes to engage in the business of investing, reinvesting, owning, holding or trading in securities, and owns or proposes to acquire investment securities having a value exceeding 40 percent of the value of such company's total assets (exclusive of Government securities and cash items) on an unconsolidated basis.

        A major portion of our assets has been invested in investment grade interest-bearing securities. Such investments could in some circumstances require us to register as an investment company under the 1940 Act. Registration under the 1940 Act, or a determination that we failed to register when required to do so, could have a material adverse impact on us. We believe that we are and will remain exempt from the registration requirements, but absent interpretation by the courts or the SEC of the relevant exemption as applied to companies engaged in research and development, this result cannot be assured. In addition, a change in our allocation of assets on account of 1940 Act concerns could reduce the rate of return on our liquid assets.

USE OF PROCEEDS

        All of the shares of our common stock are being sold by the selling stockholder identified in this prospectus or its pledgees, donees, transferees or other successors in interest. We will not receive any proceeds from the sale of the shares of our common stock. See "Selling Stockholder".

DIVIDEND POLICY

        We have never declared or paid cash dividends on our common stock. We currently expect to retain our future earnings, if any, for use in the operation and expansion of our business and do not anticipate paying any cash dividends on our common stock in the foreseeable future.

DESCRIPTION OF CAPITAL STOCK

Common Stock

        Our amended and restated certificate of incorporation, as amended, authorizes the issuance of up to 220,000,000 shares of common stock, $0.0001 par value per share. As of July 30, 2004, 88,843,427 shares of our common stock were issued and outstanding and were held by 225 stockholders of record.

        Each holder of common stock is entitled to one vote for each share held on all matters to be voted upon by the stockholders and there are no cumulative voting rights. Subject to preferences that may be applicable to any outstanding shares of preferred stock, holders of common stock are entitled to receive ratably such dividends as may be declared by the board of directors out of funds legally available therefor. In the event of our liquidation, dissolution or winding up, holders of common stock would be entitled to share in our assets remaining after the payment of liabilities and the satisfaction of any liquidation preference granted to the holders of any outstanding shares of preferred stock. Holders of common stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and nonassessable. The rights, preferences and privileges of the holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of our outstanding preferred stock and the rights of any series of preferred stock that we may designate in the future.

        The transfer agent and registrar for our common stock is Mellon Investor Services LLC.

Preferred Stock

        Our board of directors is authorized, without any further action by our stockholders, subject to any limitations prescribed by law, from time to time to issue up to an aggregate of 5,000,000 shares of preferred stock, $0.0001 par value per share, in one or more series, each of such series to have such rights and preferences, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, as our board of directors shall determine. Issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, a majority of our outstanding voting stock.

        As of July 30, 2004, 50,000 shares of our Series A-1 preferred stock were issued and outstanding, all of which were held of record by AstraZeneca UK Limited. No other shares of our preferred stock were issued and outstanding as of July 30, 2004.

Authorized and Designated Preferred Stock

        As of July 30, 2004, our board of directors had designated the following three series of preferred stock:

Series A Participating Preferred Stock

        The Series A Participating Preferred Stock has a par value of $0.0001 per share, and the number of shares constituting such series is 50,000, of which none is issued and outstanding. The Series A Participating Preferred Stock entitles its holders to quarterly dividends payable in cash in an amount per share equal to 1,000 times the aggregate per share amount of all dividends declared on our common stock. Each share of Series A Participating Preferred Stock entitles its holder to 1,000 votes on all matters submitted to a vote of our stockholders. In the event of our liquidation, dissolution or winding up, the holders of shares of Series A Participating Preferred Stock are entitled to receive an aggregate amount per share equal to 1000 times the aggregate amount to be distributed per share to holders of our common stock plus an amount equal to any accrued and unpaid dividends on such shares of Series A Participating Preferred Stock. The shares of Series A Participating Preferred Stock are not redeemable. The Series A Participating Preferred Stock ranks junior to all other series of our Preferred Stock as to the payment of dividends and the distribution of assets, unless the terms of any such other series provide otherwise. Shares of our Series A Participating Preferred Stock are issuable upon the exercise of preferred share purchase rights pursuant to our stockholder rights plan, which is discussed below under "Stockholder Rights Plan and Certain Charter and Bylaw Provisions and Delaware Law".

Series A-1 Convertible Preferred Stock

        In October 2003, in connection with a collaboration and license agreement, we issued to AstraZeneca UK Limited, the selling stockholder identified in this prospectus, 50,000 shares of Series A-1 Convertible Preferred Stock for an aggregate purchase price of $50.0 million.

        Liquidation preference.    The Series A-1 preferred stock has a liquidation preference equal to the purchase price paid for the shares, plus cumulated but unpaid dividends.

        Dividend rights.    The Series A-1 preferred stock is entitled to receive dividends or distributions declared on the common stock on an as-converted basis determined by dividing its liquidation preference by the conversion price described below (i.e. $30.00 per share, subject to certain adjustments), but has no other rights to dividends, except upon a payment default. Upon a payment default, the Series A-1 preferred stock is entitled to receive a quarterly, cumulative cash dividend at a default rate equal to the 10-year U.S. treasury rate plus three percent (3%) compounded annually.

        Mandatory redemption.    The Series A-1 preferred stock is mandatorily redeemable for its liquidation preference after 7 years.

        Redemption at the option of the holder.    Holders of shares of the Series A-1 preferred stock have the right to require us to redeem all or a portion of their shares at such shares' liquidation preference in the event of certain occurrences. Upon the occurrence of a change in control of us after the completion of a defined "research period" (which period could extend five years or more after the date of the initial closing under the collaboration and license Agreement), holders of Series A-1 preferred stock have the right to require us to redeem all outstanding shares of the Series A-1 preferred stock at their liquidation preference. At our option, and subject to certain conditions, we may deliver shares of our common stock in lieu of cash upon one the occurrence of any of these events.

        Upon the occurrence of either (i) a material breach by us of a material obligation under the collaboration and license agreement or (ii) a change in control of us or an acquisition by us and the other party to such transaction is a competitor of AstraZeneca, in each case that occurs during the research period and results in AstraZeneca's termination of all research programs under the collaboration and license agreement and, if applicable, its ability to designate additional antigens under the collaboration and license agreement, the holders of the Series A-1 preferred stock have the right to require us to redeem a specified portion of the outstanding shares of such preferred stock. The amount that is required to be redeemed will be based upon the extent of completion, at the time of the breach, of the 36 programs during the research period. At our option, and subject to certain conditions, we may deliver shares of our common stock in lieu of cash upon the occurrence of any of these events.

        Redemption at our option.    At any time prior to the relevant mandatory redemption date, we can, upon 15 days' notice to the holder and subject to certain conditions, redeem shares of the Series A-1 preferred stock for cash in an amount equal to the liquidation preference of the shares called for redemption.

        Redemption upon events of default.    Upon the occurrence of certain events of default, (1) the holders of the Series A-1 preferred stock shall have the right to make the entire liquidation value of the Series A-1 preferred stock due and payable and (2) if the event of default is a payment default, quarterly cash dividends shall begin to accrue on the Series A-1 preferred stock at a default rate equal to the 10-year U.S. treasury rate plus three percent (3%) compounded annually, which we refer to as the default rate. Events of default for purposes of this provision include, but are not limited to, the following: (i) a failure to make a required payment, or a breach by us of any of our other obligations under, the Series A-1 preferred stock, the convertible subordinated note issued to AstraZeneca or any subordinated promissory note that may be issued by us in the circumstances described below under "Aggregate ownership limitation"; (ii) a breach by us of specified obligations under the securities purchase agreement with AstraZeneca; (iii) the securities purchase agreement between us and AstraZeneca, or any other agreement or instrument contemplated by the securities purchase agreement, is asserted by us not to be a legal, valid and binding instrument; and (iv) certain bankruptcy and insolvency events involving us.

        Conversion at our option.    At any time, subject to certain conditions described below, we can, upon 20 days' notice to holders of shares of the Series A-1 preferred stock, convert such shares of preferred stock into shares of our common stock at a conversion price equal to the lower of (1) the average market price for the 10 days prior to the trading day immediately preceding the conversion date (provided that the average market price shall in no event be higher than 101% of the market price on the trading day immediately preceding the conversion date) or (2) $30.00 per share. Notwithstanding the foregoing, prior to October 29, 2006, we are permitted to mandatorily convert, in any three-month period, only that number of shares that can be sold without restriction in any three-month period under the volume limitations of Rule 144. Prior to effecting any mandatory conversion at our option, we must ensure that (1) a shelf registration statement covering our common stock is effective and is expected to remain effective for 30 days following the conversion date and (2) our common stock is admitted for listing on the Nasdaq National Market. Further, we cannot effect a mandatory conversion if (1) an event of default by us under the terms of the Series A-1 preferred stock or the convertible subordinated note is in effect or (2) a "blackout" period is then in effect under our insider trading rules and procedures.

        Conversion at the option of the holder.    Holders of shares of the Series A-1 preferred stock may convert their shares into shares of our common stock at a conversion price of $30.00 per share (as adjusted from time to time) at any time prior to the earlier of our redemption of such shares or the relevant mandatory redemption date.

        Voting rights.    Holders of shares of the Series A-1 preferred stock shall have the right to vote with holders of our common stock on all matters presented to our stockholders on an as-converted basis. The number of votes to which each share of Series A-1 preferred stock shall be entitled shall be based on the number of shares of common stock into which such share of preferred stock is convertible, calculated as described above under "Conversion at the option of the holder". The holders of shares of the Series A-1 preferred stock shall have the right to a class vote on specified matters specifically affecting the Series A-1 preferred stock and where required by law.

        Aggregate ownership limitation.    At no time may any holder of Series A-1, A-3 or A-4 preferred stock or the convertible subordinated note beneficially own, following the conversion of the preferred stock or the convertible subordinated note, more than 19.9% of our common stock then outstanding. If any shares of common stock are issuable to a holder upon conversion of the preferred stock or the convertible subordinated note that would result in any holder (together with its affiliates) owning common stock in excess of the ownership threshold described above, then we will be required to redeem the shares in excess of the ownership threshold for a price equal to (1) the number of such excess shares times (2) the average market price of the common stock for the 30 consecutive days ending on the 15th trading day prior to the conversion date (such price, the "Excess Shares Redemption Price"). Upon such a redemption of the Series A-1 preferred stock or the convertible subordinated note, we will have the right, upon delivery of notice to the holder, to receive a loan from the holder in the form of a 5-year (in the case of a conversion of Series A-1 preferred stock) or a 2-year (in the case of a conversion of the convertible subordinated note), interest-free subordinated promissory note. The face amount of the promissory note shall be the excess shares redemption price described above.

Series A-2 Convertible Preferred Stock

        In October 2003, in connection with the collaboration and license agreement described above, we also issued to AstraZeneca 50,000 shares of our Series A-2 Convertible Preferred Stock for an aggregate purchase price of $50.0 million. On February 19, 2004, we redeemed all 50,000 shares of Series A-2 preferred stock and issued to AstraZeneca a convertible subordinated note with a face amount of $50.0 million. As a result, no shares of Series A-2 preferred stock are outstanding.

Terms of the Convertible Subordinated Note Issued to AstraZeneca

        The principal amount of the convertible subordinated note is $50.0 million. Unless earlier converted or redeemed, the convertible subordinated note shall be repaid by us for cash at the end of its term (October 29, 2013), which we refer to as the maturity date.

        At any time prior to the maturity date, we can, upon at least 20 days' notice to the holder, subject to certain conditions, redeem the convertible subordinated note for its outstanding principal amount. The other redemption features and the conversion features of the convertible subordinated note are substantially similar to those contained in the Series A-1 preferred stock. An event of default under the convertible subordinated note will occur in the following instances, among others: (1) a failure to make a required payment, or a breach by us of any of our other obligations under the convertible subordinated note, any subordinated promissory note referred to above under "Authorized and Designated Preferred Stock—Series A-1 Convertible Preferred Stock—Aggregate Ownership Limitation" or the Series A-1 preferred stock; (2) a breach by us of specified obligations under the securities purchase agreement with AstraZeneca; (3) cross-acceleration on other indebtedness of us or our significant subsidiaries in excess of $25 million; (4) the convertible subordinated note, the securities purchase agreement with AstraZeneca, or any other agreement or instrument contemplated by the securities purchase agreement, is asserted by us not to be a legal, valid and binding instrument; and (5) certain bankruptcy and insolvency events involving us. Upon the occurrence of an event of default: (1) the holders of the convertible subordinated note shall have the right to make the entire principal amount of the convertible subordinated note due and payable and (2) if the event of default is a payment default, interest shall begin to accrue on the convertible subordinated note at the default rate discussed above.

        Except as set forth above in the case of a payment default, no interest shall accrue on the convertible subordinated note. The convertible subordinated note shall have no voting rights unless and until it is converted into shares of our common stock. The convertible subordinated note shall rank senior to our common stock and to all classes of our preferred stock, but shall rank junior to all of our senior indebtedness and to our 3.5% Convertible Subordinated Notes due 2007.

Terms of the Series A-3 Convertible Preferred Stock and Series A-4 Convertible Preferred Stock that We May Sell to AstraZeneca

        If certain milestones in our collaboration and license agreement with AstraZeneca are met, then we shall have the option, exercisable within 180 days of the occurrence of each such milestone, to sell to AstraZeneca, and AstraZeneca shall be required to purchase in the event that we exercise such option, up to $30 million of Series A-3 Preferred Stock and up to $30 million of Series A-4 Preferred Stock, subject to various terms and conditions. Each of the Series A-3 Preferred Stock and the Series A-4 Preferred Stock will be mandatorily redeemable for its liquidation preference five (5) years after its issue date. The other material terms of the Series A-3 Preferred Stock and the Series A-4 Preferred Stock will be substantially similar to those of the Series A-1 Preferred Stock and the convertible subordinated note, except that (1) the Series A-3 Preferred Stock and the Series A-4 Preferred Stock will not be redeemable under the circumstances set forth in the second paragraph under "Authorized and Designated Preferred Stock—Series A-1 Convertible Preferred Stock—Redemption at the option of the holder" above and (2) we will not have the right to receive a loan for the Excess Shares Redemption Price upon conversion of the Series A-3 Preferred Stock and the Series A-4 Preferred Stock in the circumstances described above in "Authorized and Designated Preferred Stock—Series A-1 Convertible Preferred Stock—Aggregate ownership limitation".

Stockholder Rights Plan and Certain Charter and Bylaw Provisions and Delaware Law

        In June 1999, our board of directors adopted a stockholder rights plan, which we amended in November 1999, May 2002 and October 2003. Pursuant to the stockholder rights plan, we made a dividend distribution of one preferred share purchase right on each outstanding share of our common stock. Preferred share purchase rights will also accompany all future common stock issuances during the life of the plan, including the shares issuable upon conversion of the notes issued in this offering. The purchase rights will trade together with the common shares until they become exercisable. Each right entitles stockholders to buy a fraction of a share of our Series A participating preferred stock with economic terms similar to that of one share of our common stock at an exercise price of $175.00 (subject to adjustment in specified circumstances). Each right will become exercisable following the tenth day after a person or group announces an acquisition of 15% or more of our common stock, or announces commencement of a tender offer, the consummation of which would result in ownership by the person or group of 15% or more of our common stock.

        Following the exercisability of the rights, if an acquiring person obtains 15% or more of our common stock, each right (other than any rights held by such acquiring person or its affiliates) will entitle the holder of the right to purchase, for the exercise price, a number of shares of our common stock having a then current market value of twice the exercise price. In addition, if after the rights become exercisable an acquiring person obtains 15% or more of our common stock, (1) we merge into another entity, (2) another entity merges into us or (3) we sell more than 50% of our assets or earning power (as determined by our board of directors in good faith), then each right (other than any rights held by such acquiring person or its affiliates) shall entitle the holder thereof to purchase, for the exercise price, a number of shares of common stock of the person engaging in the transaction with us having a value of twice the exercise price. At any time after an acquiring person obtains 15% or more of our common stock and prior to the acquisition by such person of 50% of the outstanding common stock, our board of directors may elect to exchange the rights (other than any rights held by such acquiring person), in whole or in part, for shares of our common stock at an exchange ratio of one share per right. We will be entitled to redeem the rights at $0.01 per right at any time before the earlier of (1) such time as any party becomes an acquiring person or (ii) the final expiration date of the rights. The exercise price, the number of rights and the number of shares issuable upon exercise of rights are subject to certain anti-dilution adjustments as described in the rights agreement. Unless earlier exercised, exchanged or redeemed, the rights shall expire on June 2, 2009.

        In October 2003, pursuant to a securities purchase agreement, we amended our stockholder rights plan to prevent AstraZeneca from becoming an "Acquiring Person" for purposes of the rights plan as a result of (1) its acquisition of securities of Abgenix pursuant to the securities purchase agreement; (2) the beneficial ownership by AstraZeneca and its affiliates of the common stock of Abgenix issuable upon conversion of the securities issued pursuant to the securities purchase agreement; or (3) the mandatory conversion at our option of the securities issued pursuant to the securities purchase agreement into shares of common stock. We agreed to keep this amendment in place for a "standstill period" designated in the securities purchase agreement, provided that our obligation to keep the rights plan amendment in place shall lapse if AstraZeneca breaches its standstill obligations in the securities purchase agreement. We have agreed to continue to keep the amendment in place after the termination of the standstill period for so long as AstraZeneca does not acquire voting securities of Abgenix that would cause AstraZeneca's level of ownership to exceed that in effect on the date of the termination of the standstill period.

        The stockholder rights plan and some provisions of our amended and restated certificate of incorporation and amended and restated bylaws may have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire control of us. This could limit the price that certain investors might be willing to pay in the future for our shares of common stock. Certain provisions of our amended and restated certificate of incorporation and amended and restated bylaws allow us to:

  •
  issue preferred stock without any vote or further action by the stockholders;

  •
  eliminate the right of stockholders to act by written consent without a meeting;

  •
  specify procedures for director nominations by stockholders and submission of other proposals for consideration at stockholder meetings; and

  •
  eliminate cumulative voting in the election of directors.

        We are subject to certain provisions of Delaware law which could also delay or make more difficult a merger, tender offer or proxy contest involving us. In particular, Section 203 of the Delaware General Corporation Law prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years unless the transaction meets certain conditions. The stockholder rights plan, the possible issuance of preferred stock, the procedures required for director nominations and stockholder proposals and Delaware law could have the effect of delaying, deferring or preventing a change in our control, including without limitation, discouraging a proxy contest or making more difficult the acquisition of a substantial block of our common stock. The provisions could also limit the price that investors might be willing to pay in the future for shares of our common stock.

Other Obligations to Issue Capital Stock

        We are obligated to issue up to 100,000 shares of our common stock upon the occurrence of certain milestones pursuant to the terms of a license agreement.

SELLING STOCKHOLDER

        All of the shares of our common stock covered by this prospectus are being sold by AstraZeneca UK Limited or its pledgees, donees, transferees or other successors in interest.

        On October 15, 2003, we and AstraZeneca entered into a collaboration and license agreement for the identification and development of antibody products for use in oncology therapeutics. We also entered into a securities purchase agreement, pursuant to which AstraZeneca purchased 50,000 shares of Series A-1 Convertible Preferred Stock that are mandatorily redeemable after 7 years for an aggregate purchase price of $50.0 million and 50,000 shares of Series A-2 Convertible Preferred Stock.

        Pursuant to its terms, all shares of Series A-2 preferred stock were redeemed at the option of AstraZeneca on February 19, 2004 and, in exchange for a $50 million loan from AstraZeneca, we issued to AstraZeneca a convertible subordinated note with a principal amount of $50.0 million which matures 10 years from the initial issuance of the Series A-2 preferred stock.

        The shares of common stock covered by this prospectus are those shares of common stock issuable by us upon conversion of the Series A-1 Preferred Stock and the convertible subordinated note issued to AstraZeneca as described in "Description of Capital Stock".

        If certain milestones under the collaboration and license agreement are met, we will under the securities purchase agreement have the option to sell to AstraZeneca, and AstraZeneca will be obliged to purchase if we exercise such option, up to an additional $60 million of our Series A-3 and Series A-4 preferred stock, subject to various terms and conditions. The shares of Series A-3 and Series A-4 preferred stock are convertible into our common stock upon specified terms and conditions as described more fully in "Description of Capital Stock". The shares of common stock issuable upon conversion of shares of the Series A-3 and Series A-4 preferred stock, if and when such shares of preferred stock are issued, are not covered by this prospectus.

        The following table sets forth information as of August 10, 2004 about the common stock (including common stock issuable upon conversion of shares of the Series A-1 preferred stock and upon conversion of the convertible subordinated note issued to AstraZeneca) beneficially owned by AstraZeneca that may be offered using this prospectus.

        Except as described above, to our knowledge, neither AstraZeneca nor any of its affiliates has held any position or office with, been employed by or otherwise had any material relationship with us or our affiliates during the three years prior to the date of this prospectus.

        The selling stockholder may offer all or some portion of the shares of common stock from time to time. Accordingly, no estimate can be given as to the amount or percentage of shares that will be held by the selling stockholder upon termination of any particular offering. See "Plan of Distribution". In addition, the selling stockholder

  •
  may have sold, transferred or disposed of all or a portion of its common stock since the date on which it provided the information regarding its holdings in transactions exempt from the registration requirements of the Securities Act, or

  •
  may have sold all or a portion of the Series A-1 Preferred Stock or the convertible subordinated note,

in either case resulting in reduction in the number of shares of common stock beneficially owned by the selling stockholder.

	Prior to the Offering			After the Offering
Name of the Selling Stockholder	Number of Shares of Common Stock Beneficially Owned(1)	Percentage of Common Stock Outstanding (2)	Number of Shares of Common Stock Registered for Resale(1)	Number of Shares of Common Stock Beneficially Owned	Percentage of Common Stock Outstanding (2)
AstraZeneca UK Limited	3,333,333	3.6%	3,333,333	0	0%

(1)
Assumes that the shares of common stock are issued upon conversion of shares of Series A-1 Preferred Stock and the convertible subordinated note at the option of the selling stockholder at an initial conversion price of $30.00 per share. The conversion price is subject to adjustment in certain circumstances. In addition, we have the right, subject to certain conditions, to force conversion of the selling stockholder's preferred stock and the convertible subordinated note at a price equal to the lower of (x) $30.00 per share and (y) the market price of our common stock. See "Description of Capital Stock".

(2)
Percentage of ownership is calculated based on Rule 13d-3 of the Securities Exchange Act of 1934, as amended, using 88,843,427 shares of common stock outstanding as of July 30, 2004. For purposes of determining the percentage of beneficial ownership by the selling stockholder, we assumed conversion of the selling stockholder's preferred stock and convertible subordinated note at the option of the selling stockholder at an initial conversion price of $30.00 per share.

PLAN OF DISTRIBUTION

        The shares of common stock are being registered to permit public secondary trading of these securities by the holders thereof from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale of the common stock by the selling stockholder.

        The selling stockholder and its pledgees, assignees, donees, or other successors-in-interest who acquire their shares after the date of this prospectus, may sell the common stock directly to purchasers or through underwriters, broker-dealers or agents. If the common stock is sold through underwriters or broker-dealers, the selling stockholder will be responsible for discounts, concessions or commissions. These discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the types of transactions involved.

        The common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale, or at negotiated prices. Sales may be effected in transactions, which may involve block transactions or crosses:

  •
  on any national securities exchange or quotation service on which the common stock may be listed or quoted at the time of sale;

  •
  in the over-the-counter market;

  •
  in transactions otherwise than on exchanges or quotation services or in the over-the-counter market;

  •
  through the exercise of purchased or written options; or

  •
  through any other method permitted under applicable law.

        In connection with sales of the common stock or otherwise, the selling stockholder may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholder may also sell short the common stock and deliver the common stock to close out short positions, or loan or pledge the common stock to broker-dealers that in turn may sell the common stock.

        The aggregate proceeds to the selling stockholder from the sale of the common stock offered by the selling stockholder hereby will be the purchase price of the common stock less discounts and commissions, if any. The selling stockholder reserves the right to accept and, together with its agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents.

        In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

        The selling stockholder and any underwriters, broker-dealers or agents that participate in the sale of the common stock may be "underwriters" within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Any selling stockholder who is an "underwriter" within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act. The selling stockholder has acknowledged that it understands its obligations to comply with the provisions of the Exchange Act and the rules thereunder relating to stock manipulation, particularly Regulation M.

        We are not aware of any plans, arrangements or understandings between the selling stockholder and any underwriter, broker-dealer or agent regarding the sale of the common stock by the selling stockholder. We do not assure you that the selling stockholder will sell any or all of the common stock offered by it pursuant to this prospectus. In addition, we do not assure you that the selling stockholder will not transfer, devise or gift the common stock by other means not described in this prospectus. Moreover, any securities covered by this prospectus that qualify for sale pursuant to Rule 144 of the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.

        Our common stock is quoted on the Nasdaq National Market under the symbol "ABGX".

        To the extent required, the specific common stock to be sold, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter and any applicable commissions or discounts and other terms constituting compensation with respect to a particular offer will be set forth in an accompanying prospectus supplement.

        Pursuant to a securities purchase agreement with AstraZeneca, we granted AstraZeneca certain registration rights pertaining to shares of our common stock issuable upon conversion of its preferred stock and convertible subordinated note, if any. The agreement provides for cross-indemnification of the selling security holders and us and their and our respective directors, officers and controlling persons against specific liabilities in connection with the offer and sale of the common stock, including liabilities under the Securities Act. We have agreed, among other things, to bear all expenses payable by us (other than underwriting discounts and selling commissions) in connection with the registration and sale of the common stock covered by this prospectus, except in specified circumstances. We estimate that the expenses for which we will be responsible in connection with this offering will be approximately $300,000.

LEGAL MATTERS

        The validity of the shares of common stock offered hereby has been passed upon for us by Simpson Thacher & Bartlett LLP, Palo Alto, California.

EXPERTS

        Ernst & Young LLP, an independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2003, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

PART II
INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

        The following table lists the expenses expected to be incurred in connection with the preparation and filing of the registration statement, including amendments thereto, and the printing and distribution of the prospectus contained therein, all of which will be paid by the registrant. All amounts listed below, other than the SEC registration fee, are estimates.

SEC registration fee	$12,670
Printing and engraving expenses	10,000
Accounting fees and expenses	20,000
Legal fees and expenses	250,000
Transfer agent fees and expenses	—
Miscellaneous expenses	7,330

Total	$300,000

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

        Section 145 of the Delaware General Corporation Law allows for the indemnification of officers, directors and any corporate agents in terms sufficiently broad to indemnify such persons under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act. Our amended and restated certificate of incorporation and our amended and restated bylaws provide for indemnification of our directors, officers, employees and other agents to the extent and under the circumstances permitted by the Delaware General Corporation Law. We have also entered into agreements with our directors and executive officers that require us among other things to indemnify them against certain liabilities that may arise by reason of their status or service as directors and executive officers to the fullest extent permitted by Delaware law. We have also purchased directors and officers liability insurance, which provides coverage against certain liabilities including liabilities under the Securities Act.

ITEM 16. EXHIBITS.

        See Exhibit Index.

ITEM 17. UNDERTAKINGS.

  (a)
  The undersigned registrant hereby undertakes:

  (1)
  To file, during any period in which offers or sales are being made, a post effective amendment to this registration statement:

  (i)
  To include any prospectus required by section 10(a)(3) of the Securities Act;

  (ii)
  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 462(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

      (iii)
      To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

        provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, or the Exchange Act, that are incorporated by reference in this registration statement.

    (2)
    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3)
    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (b)
  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of Abgenix's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (c)
  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions set forth in response to Item 15, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Fremont, State of California, on August 10, 2004.

ABGENIX, INC.
By:	/s/ RAYMOND M. WITHY, PH.D.
	Name:	Raymond M. Withy, Ph.D.
	Title:	President and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this amendment to the Registration Statement has been signed by the following persons in their capacities and on the dates indicated:

Signature	Title	Date
/s/ RAYMOND M. WITHY, PH.D. Raymond M. Withy, Ph.D.	President, Chief Executive Officer and Director (Principal Executive Officer)	August 10, 2004
/s/ BARBARA RICHING Barbara Riching	Senior Director, Finance (Principal Financial and Accounting Officer)	August 10, 2004
* R. Scott Greer	Chairman of the Board of Directors	August 10, 2004
* M. Kathleen Behrens, Ph.D.	Director	August 10, 2004
* Raju S. Kucherlapati, Ph.D.	Director	August 10, 2004
* Kenneth B. Lee, Jr.	Director	August 10, 2004
* Mark B. Logan	Director	August 10, 2004
* Thomas G. Wiggans	Director	August 10, 2004
*By:	/s/ RAYMOND M. WITHY Attorney-in-Fact

INDEX TO EXHIBITS

Exhibit	Description
3.1(1)	Amended and Restated Certificate of Incorporation of Abgenix, as currently in effect.
3.2(2)	Amended and Restated Bylaws of Abgenix, as currently in effect.
4.1(3)	Specimen Common Stock Certificate.
4.2(4)	Indenture dated March 4, 2002, between State Street Bank and Trust Company of California, N.A. and Abgenix, Inc.
4.3(5)
Amended and Restated Preferred Shares Rights Agreement, dated as of May 9, 2002, between Abgenix, Inc. and Mellon Investor Services, LLC, including the Certificate of Determination, the form of Rights Certificate and the Summary of Rights attached thereto as Exhibits A, B and C, respectively.
4.4(6)	Amendment No. 1 to Amended and Restated Preferred Shares Rights Agreement, between Abgenix, Inc. and Mellon Investor Services LLC, dated October 29, 2003.
4.6(7)	Certificate of Designations, Preferences and Rights of Series A-1 Convertible Preferred Stock of Abgenix, Inc.
4.7(7)	Certificate of Designations, Preferences and Rights of Series A-2 Convertible Preferred Stock of Abgenix, Inc.
4.8*	Securities Purchase Agreement, dated as of October 15, 2003, by and between Abgenix, Inc. and AstraZeneca UK Limited.
4.9(8)	Convertible Subordinated Note issued to AstraZeneca UK Limited.
5.1*	Opinion of Simpson Thacher & Bartlett LLP.
10.85++*	Collaboration and License Agreement, dated as of October 15, 2003, by and between Abgenix, Inc. and AstraZeneca UK Limited.
23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.
23.2*	Consent of Simpson Thacher & Bartlett LLP (included in Opinion filed as Exhibit 5.1).
24.1*	Power of Attorney.

++
Confidential treatment has been requested for portions of the exhibit. Omitted portions have been filed separately with the Commission.

*
Previously filed.

(1)
Incorporated by reference to the same exhibits filed with Abgenix's Annual Report on Form 10-K for the year ended December 31, 2002.

(2)
Incorporated by reference to the same exhibits filed with Abgenix's Annual Report on Form 10-K for the year ended December 31, 2001.

(3)
Incorporated by reference to the same exhibit filed with Abgenix's Registration Statement on Form S-1 (File No. 333-49415).

(4)
Incorporated by reference to the same exhibits filed with Abgenix's Quarterly Report on Form 10-Q for the quarter ended March 31, 2002.

(5)
Incorporated by reference to the same exhibits filed with Abgenix's Amendment No. 2 to its Registration Statement on Form 8-A (File Number 000-24207).

(6)
Incorporated by reference to the same exhibit filed with Abgenix's Amendment No. 3 to its Registration Statement on Form 8-A (File No. 000-24207).

(7)
Incorporated by reference to the same exhibit filed with Abgenix's Quarterly Report on Form 10-Q for the quarter ended September 30, 2003.

(8)
Incorporated by reference to the same exhibit filed with Abgenix's Annual Report on Form 10-K for the year ended December 31, 2003.

QuickLinks

TABLE OF CONTENTS
WHERE YOU CAN FIND MORE INFORMATION
INCORPORATION BY REFERENCE
FORWARD-LOOKING STATEMENTS
PROSPECTUS SUMMARY
Abgenix, Inc.
RISK FACTORS
USE OF PROCEEDS
DIVIDEND POLICY
DESCRIPTION OF CAPITAL STOCK
SELLING STOCKHOLDER
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
PART II INFORMATION NOT REQUIRED IN THE PROSPECTUS
ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.
ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.
ITEM 16. EXHIBITS.
ITEM 17. UNDERTAKINGS.
SIGNATURES
INDEX TO EXHIBITS